Exhibit 99.2

Equinix Media Contact:	Equinix Investor Relations Contact:
David Fonkalsrud K/F Communications, Inc. (415) 255-6506 dave@kfcomm.com	Jason Starr Equinix, Inc. (650) 513-7402 jstarr@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX ANNOUNCES PROPOSED CONCURRENT PUBLIC OFFERINGS OF COMMON STOCK AND CONVERTIBLE SUBORDINATED NOTES

Foster City, CA — September 14, 2007 — Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that it intends to offer, subject to market and other conditions, 3,662,556 shares of its common stock under an automatically effective shelf registration statement on file with the Securities and Exchange Commission. Equinix intends to grant the underwriters an over-allotment option to purchase up to an additional 549,383 shares of its common stock.

Concurrently with the offering of its common stock, Equinix also intends to offer, subject to market and other conditions, $300.0 million aggregate principal amount of convertible subordinated notes due 2014 under an automatically effective shelf registration statement on file with the Securities and Exchange Commission. Equinix also expects to grant the underwriters an over-allotment option to purchase up to $45.0 million aggregate principal amount of additional notes on the same terms and conditions.

Equinix intends to use the net proceeds from the offerings to pay for its acquisition of IXEurope plc (AIM: IXE), originally announced by the company in June, and use any remaining net proceeds for capital expenditures, acquisitions or general corporate purposes.

Citigroup Corporate and Investment Banking is acting as the sole book-running manager of the offerings.

The price of the common stock and the interest rate, conversion price, and other terms of the notes will be determined by negotiations between Equinix and the underwriters upon the pricing of the offerings.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of securities may be made only by means of a prospectus. Copies of the prospectus can be obtained from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220, Tel: (718) 765-6732 or Fax: (718) 765-6734.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include those described in the Company’s registration statements on Form S-3 filed with the Securities and Exchange Commission on the date hereof, as well as the periodic reports filed with the Commission. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.